Exhibit 10.12

VIASAT, INC. 2024 EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT – RELATIVE TOTAL SHAREHOLDER RETURN

Grant Date:

Target Number of PSUs: Performance-Based Restricted Stock Units (“PSUs”)

Maximum Number of PSUs: PSUs

Name: Signature:

ACCEPTANCE OF PSU AWARD:

By signing where indicated above, you agree to be bound by the terms and conditions of this Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) and the 2024 Employment Inducement Incentive Award Plan of Viasat, Inc. (as amended from time to time, the “Plan”). You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of PSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation and Human Resources Committee of the Board (the “Committee”) upon any questions relating to this Agreement and the Plan.

TERMS AND CONDITIONS OF PSU AWARD:

1.  Grant. Effective on the Grant Date, you have been granted the number of PSUs indicated above providing you the right to receive Common Stock of Viasat, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of this Agreement and the provisions of the Plan. This award of Performance-Based Restricted Stock Units is intended to constitute an “employment inducement” award under Nasdaq Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq rules regarding shareholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Award shall be interpreted in accordance with and consistent with such exception.

2.  Forfeiture Upon Termination. Except as provided in the Vesting Schedule (as defined below), until vested, the PSUs will be subject to forfeiture in the event of the termination of your employment or service with the Company and all of its Subsidiaries for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Employment”).

3.  Transferability. Until vested and issued upon settlement, neither the PSUs nor any right or interest therein is transferable by you except by will or the laws of descent and distribution. Until Common Stock is issued upon settlement of the PSUs, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award. You are not entitled to vote any shares of Common Stock by virtue of this award unless and until such shares of Common Stock have been issued to you upon settlement of the PSUs.

4.  Vesting. The PSUs will vest in accordance with the “Vesting Schedule” attached hereto as Exhibit A.

5.  Payment. You will be issued shares of Common Stock equal to the number of vested PSUs in settlement of the PSUs (subject to the withholding requirements described in Section 6 below, as applicable) (a) if the Measurement Date occurs on May 31, [INSERT GRANT YEAR + 3], within ten days following the Certification Date, or (b) if the Measurement Date occurs as a result of a Change in Control, within ten days following the vesting of the PSUs in accordance with the Vesting Schedule.

6.  Withholding.

(a)  The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable Federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising from the vesting of the PSUs and/or receipt of the shares of Common Stock upon settlement of the PSUs. At any time not less than five business days before any such tax withholding obligation arises, you may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold from your salary or other cash compensation payable to you or shares of Common Stock otherwise to be delivered upon settlement of the PSUs with a Fair Market Value equal to the minimum amount of the tax withholding obligation, or (ii) paying the amount of the tax withholding obligation directly to the Company in cash. Unless you choose to satisfy your tax withholding obligation in accordance with subsection (ii) above, your tax withholding obligation will be automatically satisfied in accordance with subsection (i) above. The Committee or the Board will have the right to disapprove an election to pay your tax withholding obligation under subsection (ii) in its sole discretion.

(b)  In the event your tax withholding obligation will be satisfied under subsection (i) of Section 6(a) above, then the Company, upon approval of the Committee or the Board, may elect (in lieu of withholding shares) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf (pursuant to this authorization) a whole number of shares from those shares of Common Stock issuable to you upon settlement of the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your tax withholding obligation. Your acceptance of this PSU award constitutes your instruction and authorization to the Company and such brokerage firm to complete the transactions described in the previous sentence, as applicable. Such shares will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable. The shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent permissible under Section 409A of the Code, and to the extent the proceeds of such sale exceed your tax withholding obligation, the Company agrees to pay such excess in cash to you as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your tax withholding obligation.

(c)  The Company may refuse to issue any Common Stock in settlement of your PSUs to you until your tax withholding obligations are satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares issuable under the PSUs or from salary payable to you, shares or cash having a value sufficient to satisfy your tax withholding obligation.

7.  No Effect on Employment. Nothing in the Plan or this Agreement will be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Subsidiary.

8.  Plan Governs. This PSU award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of PSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of PSUs or benefits in lieu of PSUs in the future. Future awards of PSUs, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein will have the meaning set forth in the Plan, unless otherwise defined herein.

9.  Amendment. The Committee may amend, terminate or revoke this Agreement in any respect to the extent determined necessary or desirable by the Committee in its discretion to comply with the requirements of Section 409A of the Code and the Treasury Regulations or other guidance issued thereunder. You expressly understand and agree that no additional consent from you will be required in connection with such amendment, termination or revocation.

10.  Section 409A. To the extent applicable, this Agreement and the PSUs will be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. This PSU award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder under the “short-term deferral” exception set forth in Treasury Regulation Section 1.409A-1(b)(4) (and, accordingly, the shares of Common Stock issuable hereunder shall be distributed to you within the time period required under such “short-term deferral” exception). For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this Agreement will be treated as a separate and distinct payment.

11.  Governing Law and Venue.

(a)  The PSU grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan.

(b)  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

12.  Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.  Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

14.  Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.  Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

EXHIBIT A: VESTING SCHEDULE OF PSU AWARD

Capitalized terms used in this Exhibit A and not defined in Section 4 below will have the meanings given them in the Agreement to which this Exhibit A is attached.

1.  Performance Vesting. Subject to Section 2 below, you will be eligible to vest in the PSUs based on the Company’s Relative TSR Ranking for the Performance Period as follows:

(a)  Measurement Date Occurs On May 31, [INSERT GRANT YEAR + 3]. In the event the Measurement Date is May 31, [INSERT GRANT YEAR + 3], you will vest in such number of PSUs on the Certification Date as is determined by multiplying (i) the “Target Number of PSUs” subject to this Agreement, by (ii) the TSR Performance Multiplier determined as of the Measurement Date (rounded to the nearest whole share), subject to your continued employment or service with the Company or a Subsidiary through the Measurement Date.

(b)  Measurement Date Occurs As a Result of Change in Control.

(i)  Notwithstanding Section 1(a) above, in the event of a Change in Control prior to May 31, [INSERT GRANT YEAR + 3], such number of PSUs will become “Vesting Eligible PSUs” on the date of such Change in Control as is determined by multiplying (A) the “Target Number of PSUs” subject to this Agreement, multiplied by (B) the greater of (1) one hundred percent (100%) or (2) the TSR Performance Multiplier as of the Measurement Date, as determined by the Committee prior to such Change in Control. Subject to Section 2 below, the “Vesting Eligible PSUs” will remain eligible to vest following such Change in Control on May 31, [INSERT GRANT YEAR + 3], subject to your continued employment or service with the Company or a Subsidiary (or any successor thereof) through such date.

(ii)  In the event of a Change in Control on or after May 31, [INSERT GRANT YEAR + 3], if the Certification Date has not yet occurred prior to the date of such Change in Control, such number of PSUs will vest as of the date of the Change in Control as is determined by multiplying equal to (A) the “Target Number of PSUs” subject to this Agreement, multiplied by (B) the TSR Performance Multiplier as of the Measurement Date.

2.  Effect of Termination of Employment.

(a)  Effect of Termination Due to Death or Permanent Disability.

(i)  In the event of your Termination of Employment as a result of your death or Permanent Disability prior to May 31, [INSERT GRANT YEAR + 3] and prior to a Change in Control, you will remain eligible to vest on the Certification Date in such portion of the PSUs as are determined to vest on the Certification Date based on the Company’s Relative TSR Ranking for the Performance Period.

(ii)  In the event of your Termination of Employment as a result of your death or Permanent Disability on or after the date of a Change in Control but prior to May 31, [INSERT GRANT YEAR + 3], you will vest in the remaining Vesting Eligible PSUs on the date of your Termination of Employment.

(b)  Effect of Other Terminations.

(i)  In the event of your Termination of Employment for any reason other than your death or Permanent Disability prior to May 31, [INSERT GRANT YEAR + 3] and prior to a Change in Control, any unvested PSUs will be forfeited; provided, however, that the PSUs will be subject to any time-based accelerated vesting as may be provided in any employment or severance agreement between you and the Company, and in the event any such accelerated vesting applies and the Measurement Date would otherwise occur under Section 1(a) during the period covered by such time-based accelerated vesting, you will remain eligible to vest on the Certification Date in such portion of the PSUs as are determined to vest on the Certification Date based on the Company’s Relative TSR Ranking for the Performance Period.

(ii)   In the event of your Termination of Employment for any reason other than your death or Permanent Disability on or after the date of a Change in Control but prior to May 31, [INSERT GRANT YEAR + 3], any unvested PSUs will be forfeited; provided, however, that the Vesting Eligible PSUs will be subject to any time-based accelerated vesting as may be provided in any employment or severance agreement between you and the Company (and any such unvested Vesting Eligible PSUs that vest on an accelerated basis will vest on the date of your Termination of Employment).

(iii)   Notwithstanding the foregoing, to the extent any such agreement between you and the Company provides for accelerated vesting upon your termination without “cause” or resignation for “good reason” (each as defined in any such agreement), such accelerated vesting will only apply to the extent (i) your termination without “cause” occurs on or after the Grant Date, or (ii) the circumstances giving rise to “good reason” first occur on or after the Grant Date; and, in addition to the foregoing, to the extent any such agreement between you and the Company provides for accelerated vesting upon your termination without “cause” or resignation for “good reason” following a “change in control” (each as defined in any such agreement), such accelerated vesting will only apply to the extent a “change in control” occurs on or after the Grant Date and will not apply to any “change in control” that occurred prior to the Grant Date (including, without limitation, the consummation of the transactions contemplated by that certain Share Purchase Agreement relating to Connect Topco Limited, between the Investor Sellers, the Management Sellers, the Optionholder Sellers, and the Company, dated November 8, 2021). Any employment, services, severance, change in control or other compensation agreement between you and the Company is hereby amended to be consistent with the foregoing.

3.   Forfeiture. Subject to Section 2 above, any portion of this PSU award that does not vest (or remain eligible to vest) as a result of your Termination of Employment or as a result of less than the “Maximum Number of PSUs” subject to this award vesting (or remaining eligible to vest) by reason of the TSR Performance Multiplier being less than 175% will automatically and without further action be cancelled and forfeited by you on the date of your Termination of Employment or the Certification Date, as applicable, and you will have no further right or interest in or with respect to such portion of this PSU award. In no event will more than the “Maximum Number of PSUs” subject to this award vest pursuant to this Exhibit A.

4.   Definitions. For purposes of this Exhibit A, the following terms will have the meanings given below:

(a)    “Beginning Market Value” means, for each of the Company and the Peer Companies for the Performance Period, the average of the closing price per share of the company’s stock for the twenty consecutive trading days beginning with and including the first day of the Performance Period (or, if the first day of the Performance Period is not a trading day, the immediately preceding trading day) as published in The Wall Street Journal or such other authoritative source as the Committee may determine.

(b)   “Certification Date” means the date on which the Committee certifies the TSR Performance Multiplier, which certification will occur no later than thirty days following the Measurement Date; provided, however, that in the event the Measurement Date is the date of a Change in Control, the Certification Date will be the date of such Change in Control (or, if such date is not a trading day, the immediately preceding trading day).

(c)   “Change in Control” means and includes each of the following occurring on or after the Grant Date:

(i)   A transaction or series of transactions (other than an offering of the Company’s Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than forty percent (40%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)   The individuals who, as of the Grant Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this definition, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)   Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)   After which no person or group beneficially owns voting securities representing forty percent (40%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 4(c)(iii)(B) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(d)   “Ending Market Value” means, for each of the Company and the Peer Companies for the Performance Period, (i) in the event the Measurement Date is May 31, [INSERT GRANT YEAR + 3], the average of the closing price per share of the company’s stock for the last twenty consecutive trading days ending with and including the Measurement Date, or (ii) in the event the Measurement Date is the date of a Change in Control, the closing price per share of the company’s stock on the Measurement Date (or if the Measurement Date is not a trading day, the immediately preceding trading day) as published in The Wall Street Journal or such other authoritative source as the Committee may determine.

(e)   “Measurement Date” means the first to occur of (a) May 31, [INSERT GRANT YEAR + 3], or (b) the date on which a Change in Control occurs (or, in each case, if such date is not a trading day, the immediately preceding trading day).

(f)   “Peer Companies” means those companies included in the Russell 3000 Index on the first day of the Performance Period (or if the first day of the Performance Period is not a trading day, the immediately preceding trading day) and which remain publicly-traded and listed on a national securities exchange through the last day of the Performance Period (or if the last day of the Performance Period is not a trading day, the immediately preceding trading day).

(g)   “Performance Period” means the period beginning on June 1, [INSERT GRANT YEAR] and ending on the Measurement Date.

(h)   “Permanent Disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least twelve (12) months, as reasonably determined by the Committee, in its discretion.

(i)   “Relative TSR Ranking” means the Company’s TSR relative to the TSRs of the Peer Companies. The Company’s Relative TSR Ranking will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P = 1 – ((R-1)/(N-1))

Where:	“P” represents the Company’s percentile performance, which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of Peer Companies.

“R” represents the Company’s ranking among the Peer Companies.

(j)   “TSR” means, with respect to the Performance Period, the total value delivered to stockholders of the Company (or of a Peer Company, as applicable), as measured by the change in the price of the Common Stock of the Company (or common stock of a Peer Company, as applicable) over the Performance Period (positive or negative) from the Beginning Market Value for the Performance Period to the Ending Market Value for such Performance Period, plus dividends paid over the Performance Period assuming dividends are reinvested based on the price of the Common Stock of the Company (or common stock of a Peer Company, as applicable) on the last trading day of the month during which the ex-dividend date occurs.

(k)   The “TSR Performance Multiplier” means, for the Performance Period, the performance multiplier determined pursuant to the chart below based on the Company’s Relative TSR Ranking. If the Company achieves a Relative TSR Ranking that falls between the foregoing levels, the Performance Multiplier will be determined by linear interpolation between the applicable levels.

Relative TSR Ranking Relative to the Russell 3000 for the Performance Period	TSR Performance Multiplier
At or above the 90th Percentile	175%
At the 50th Percentile	100%
At or Below the 25th Percentile	0%